Exhibit 99.1
Aptar Reports Third Quarter 2022 Results
Crystal Lake, Illinois, October 27, 2022 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions and services, today reported net income of $54 million for the quarter ended September 30, 2022, a 15% increase over the prior year. Reported sales grew 1% and core sales, excluding currency and acquisition effects, increased by 9% over the prior year.
“Aptar performed well during the third quarter, delivering solid results while continuing to adapt to a challenging and uncertain economic backdrop. Our Pharma segment saw double-digit core sales growth, led by its prescription, consumer healthcare and active materials divisions. Beauty + Home had strong growth in Europe, especially in fragrance, but continued to be impacted by supply chain and labor issues in North America. Core sales in Food + Beverage were flat due to difficult comparisons with the prior year period, and were impacted by softening demand, especially in North America as our customers work off their inventory,” said Stephan B. Tanda, President and CEO, Aptar.
Third Quarter 2022 Summary
•Reported sales grew 1% and net income increased 15% to $54 million
•Core sales increased 9% and adjusted EBITDA was even with the prior year level of $154 million
•Reported earnings per share increased 16% to $0.81 compared to $0.70 in the prior year
•Adjusted earnings per share increased 12% to $0.95 compared to $0.85 in the prior year (including comparable exchange rates)
•Strong sales growth in the quarter driven by strong volume growth in Pharma
•Adjusted earnings per share includes a previously announced one-time inflation payment to certain European employees of approximately 5 cents per share
•Tax rate of 36% includes a one-time tax charge related to legal entity reorganization; without this charge our tax rate would have been 28%
Third Quarter Results
For the quarter ended September 30, 2022, reported sales increased 1% to $837 million compared to $825 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 9%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	20%	4%	0%	9%
Acquisitions	1%	0%	0%	0%
Currency Effects (1)	(11%)	(8%)	(3%)	(8%)
Total Reported Sales Growth	10%	(4%)	(3%)	1%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar’s Pharma segment had strong double-digit core sales growth driven primarily by significant demand from the prescription, consumer healthcare and active material markets. Sales growth benefited by the rebounding of allergies and increases in common colds across a wide variety of applications as well as an increase in asthma therapies. Increased demand for our devices used in emergency medical applications also contributed to our growth.
Aptar’s Beauty + Home segment continued to benefit from pricing initiatives and increased demand for prestige fragrance, sunscreen and hair care applications as a result of increased mobility and travel. Europe achieved strong growth in the quarter offset by declines in other regions, especially in North America due to ongoing labor shortages and supply chain issues, and in Asia where sporadic related lockdowns affected demand.

Core sales for Aptar’s Food + Beverage segment were even with the prior year, due to the difficult comparisons after a period of substantial growth in 2021. Volumes in the food and beverage markets decreased, primarily driven by weaker demand in North America, as customers work through their inventories. These decreases partially were offset by higher custom tooling sales, which typically have lower margins, and price increase initiatives.
Aptar reported third quarter earnings per share of $0.81, an increase of 16%, compared to $0.70 during the same period a year ago. Third quarter adjusted earnings per share, excluding restructuring charges, acquisition costs, a tax charge related to a legal entity reorganization and the unrealized gains or losses on an equity investment, were $0.95, an increase of 12%, compared to $0.85 in the prior year, including comparable exchange rates.
Year-to-Date Results
For the nine months ended September 30, 2022, reported sales increased 5% to $2.53 billion compared to $2.41 billion in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 11%.

Nine Months Year-To-Date Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	15%	8%	8%	11%
Acquisitions	1%	0%	0%	0%
Currency Effects (1)	(8)%	(6)%	(2)%	(6)%
Total Reported Sales Growth	8%	2%	6%	5%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the nine months ended September 30, 2022, Aptar’s reported earnings per share were $2.70, a decrease of 2%, compared to $2.75 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs, a tax charge related to a legal entity reorganization and the unrealized gains or losses on an equity investment, were $2.87 and increased 5% from prior year adjusted earnings per share of $2.74, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 23% (approximately $0.19 cents per share impact compared to current period effective tax rate of 28%).
Outlook
Regarding Aptar’s outlook, Tanda stated, “Looking to the fourth quarter, our Pharma segment is expected to continue to grow at more normalized levels, however, we do not expect to repeat last year’s strong sales of active material solutions for at-home COVID-19 test kits. We anticipate the softening in demand in markets such as personal care, food and beverage to continue. We remain focused on managing the inflationary environment through price initiatives and energy surcharges, as well as controlling expenses. We will continue to allocate capital selectively while maintaining our strong balance sheet.”
Aptar expects earnings per share for the fourth quarter of 2022, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $0.73 to $0.83. This guidance is based on an effective tax rate range of 28% to 30% which compares to an effective tax rate of 28% on prior year adjusted earnings. The earnings per share guidance range was based on a Euro/US$ exchange rate of 0.98 and the spot rates at the end of September for all other currencies. Our currency exchange rate assumptions equate to an approximately $0.08 per share headwind when compared to the prior year fourth quarter earnings.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.38 per share. The payment date is November 16, 2022, to stockholders of record as of October 26, 2022. With this dividend, Aptar will have completed its 29th consecutive year of paying an increased annual dividend total to stockholders. During the third quarter, Aptar repurchased 181 thousand shares for approximately $19 million, leaving $128 million authorized for common stock repurchases at the end of the third quarter. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.

Open Conference Call
There will be a conference call held on Friday, October 28, 2022 at 8:00 a.m. Central Time to discuss the Company’s third quarter results for 2022. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home care, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year, and adjusted earnings per share further adjusts for the net effect of a tax payment related to a legal entity reorganization. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; the impact of COVID-19 and its variants on our global supply chain and our global customers, employees and operations, which has elevated and will continue to elevate many of the risks and uncertainties discussed below; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the availability of direct labor workers and the increase in direct labor costs, especially in North America; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes or difficulties in complying with government regulation; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations.. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contacts:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net Sales	$836,860	$825,442	$2,526,335	$2,413,228
Cost of Sales (exclusive of depreciation and amortization shown below)	546,376	537,085	1,638,114	1,548,840
Selling, Research & Development and Administrative	135,428	135,931	416,351	411,192
Depreciation and Amortization	57,601	59,280	174,818	174,508
Restructuring Initiatives	2,270	10,223	2,989	18,771
Operating Income	95,185	82,923	294,063	259,917
Other Income (Expense):
Interest Expense	(9,756)	(8,011)	(30,668)	(22,601)
Interest Income	752	401	2,029	1,406
Net Investment Gain (Loss)	649	(9,021)	(1,084)	6,177
Equity in Results of Affiliates	178	(71)	(184)	(505)
Miscellaneous, net	(2,093)	13	(3,144)	(2,978)
Income before Income Taxes	84,915	66,234	261,012	241,416
Provision for Income Taxes	30,738	19,340	80,851	55,309
Net Income	$54,177	$46,894	$180,161	$186,107
Net Loss Attributable to Noncontrolling Interests	67	366	131	381
Net Income Attributable to AptarGroup, Inc.	$54,244	$47,260	$180,292	$186,488
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.83	$0.72	$2.75	$2.84
Diluted	$0.81	$0.70	$2.70	$2.75

Average Numbers of Shares Outstanding:
Basic	65,322	65,900	65,446	65,652
Diluted	66,581	67,801	66,825	67,799

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	September 30, 2022	December 31, 2021
ASSETS

Cash and Equivalents	$124,812	$122,925
Short-term Investments	—	740
Total Cash and Equivalents, and Short-term Investments	124,812	123,665
Accounts and Notes Receivable, Net	690,818	671,350
Inventories	462,752	441,464
Prepaid and Other Current Assets	121,352	121,729
Total Current Assets	1,399,734	1,358,208
Property, Plant and Equipment, Net	1,225,800	1,275,877
Goodwill	910,041	974,157
Other Assets	490,897	533,122
Total Assets	$4,026,472	$4,141,364

LIABILITIES AND EQUITY

Short-Term Obligations	$164,243	$289,627
Accounts Payable, Accrued and Other Liabilities	732,409	692,865
Total Current Liabilities	896,652	982,492
Long-Term Obligations	1,028,048	907,024
Deferred Liabilities and Other	213,647	267,248
Total Liabilities	2,138,347	2,156,764

AptarGroup, Inc. Stockholders' Equity	1,874,682	1,969,407
Noncontrolling Interests in Subsidiaries	13,443	15,193
Total Equity	1,888,125	1,984,600

Total Liabilities and Equity	$4,026,472	$4,141,364

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended September 30, 2022

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$836,860	$343,397	$359,823	$133,640	$—	$—

Reported net income	$54,177
Reported income taxes	30,738
Reported income before income taxes	84,915	83,571	16,184	9,005	(14,841)	(9,004)
Adjustments:
Restructuring initiatives	2,270	—	2,344	(74)	—
Net unrealized investment gain	(277)	—	—	—	(277)
Transaction costs related to acquisitions	231	231	—	—	—
Adjusted earnings before income taxes	87,139	83,802	18,528	8,931	(15,118)	(9,004)
Interest expense	9,756					9,756
Interest income	(752)					(752)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	96,143	83,802	18,528	8,931	(15,118)	—
Depreciation and amortization	57,601	23,433	22,702	9,885	1,581
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$153,744	$107,235	$41,230	$18,816	$(13,537)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.4%	31.2%	11.5%	14.1%

	Three Months Ended September 30, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$825,442	$313,225	$374,088	$138,129	$—	$—

Reported net income	$46,894
Reported income taxes	19,340
Reported income before income taxes	66,234	75,611	14,443	12,027	(28,237)	(7,610)
Adjustments:
Restructuring initiatives	10,223	13	5,442	131	4,637
Net unrealized investment loss	9,021	—	—	—	9,021
Transaction costs related to acquisitions	1,793	1,793	—	—	—
Adjusted earnings before income taxes	87,271	77,417	19,885	12,158	(14,579)	(7,610)
Interest expense	8,011					8,011
Interest income	(401)					(401)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	94,881	77,417	19,885	12,158	(14,579)	—
Depreciation and amortization	59,280	23,321	23,904	10,221	1,834
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$154,161	$100,738	$43,789	$22,379	$(12,745)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.7%	32.2%	11.7%	16.2%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Nine Months Ended September 30, 2022

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,526,335	$1,026,090	$1,099,368	$400,877	$—	$—

Reported net income	$180,161
Reported income taxes	80,851
Reported income before income taxes	261,012	263,222	52,918	25,572	(52,061)	(28,639)
Adjustments:
Restructuring initiatives	2,989	—	3,022	(33)	—
Net unrealized investment loss	2,297	—	—	—	2,297
Transaction costs related to acquisitions	231	231	—	—	—
Adjusted earnings before income taxes	266,529	263,453	55,940	25,539	(49,764)	(28,639)
Interest expense	30,668					30,668
Interest income	(2,029)					(2,029)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	295,168	263,453	55,940	25,539	(49,764)	—
Depreciation and amortization	174,818	70,340	69,667	30,217	4,594
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$469,986	$333,793	$125,607	$55,756	$(45,170)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.6%	32.5%	11.4%	13.9%

	Nine Months Ended September 30, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,413,228	$952,400	$1,081,280	$379,548	$—	$—

Reported net income	$186,107
Reported income taxes	55,309
Reported income before income taxes	241,416	245,087	36,253	31,728	(50,457)	(21,195)
Adjustments:
Restructuring initiatives	18,771	86	7,995	169	10,521
Net unrealized investment gain	(6,177)	—	—	—	(6,177)
Transaction costs related to acquisitions	4,227	4,227	—	—	—
Adjusted earnings before income taxes	258,237	249,400	44,248	31,897	(46,113)	(21,195)
Interest expense	22,601					22,601
Interest income	(1,406)					(1,406)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	279,432	249,400	44,248	31,897	(46,113)	—
Depreciation and amortization	174,508	65,801	72,807	30,098	5,802	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$453,940	$315,201	$117,055	$61,995	$(40,311)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.8%	33.1%	10.8%	16.3%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Income before Income Taxes	$84,915	$66,234	$261,012	$241,416

Adjustments:
Restructuring initiatives	2,270	10,223	2,989	18,771
Net unrealized investment (gain) loss	(277)	9,021	2,297	(6,177)
Transaction costs related to acquisitions	231	1,793	231	4,227
Foreign currency effects (1)		(8,403)		(18,060)
Adjusted Earnings before Income Taxes	$87,139	$78,868	$266,529	$240,177

Provision for Income Taxes	$30,738	$19,340	$80,851	$55,309

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	(7,200)	—	(7,200)	—
Restructuring initiatives	607	2,351	795	4,336
Net unrealized investment (gain) loss	(68)	2,075	563	(1,421)
Transaction costs related to acquisitions	57	447	57	889
Foreign currency effects (1)		(2,454)		(4,138)
Adjusted Provision for Income Taxes	$24,134	$21,759	$75,066	$54,975

Net Income Attributable to Noncontrolling Interests	$67	$366	$131	$381

Net Income Attributable to AptarGroup, Inc.	$54,244	$47,260	$180,292	$186,488

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	7,200	—	7,200	—
Restructuring initiatives	1,663	7,872	2,194	14,435
Net unrealized investment (gain) loss	(209)	6,946	1,734	(4,756)
Transaction costs related to acquisitions	174	1,346	174	3,338
Foreign currency effects (1)		(5,949)		(13,922)
Adjusted Net Income Attributable to AptarGroup, Inc.	$63,072	$57,475	$191,594	$185,583

Average Number of Diluted Shares Outstanding	66,581	67,801	66,825	67,799

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.81	$0.70	$2.70	$2.75

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	0.11	—	0.11	—
Restructuring initiatives	0.03	0.12	0.03	0.21
Net unrealized investment (gain) loss	—	0.10	0.03	(0.07)
Transaction costs related to acquisitions	—	0.02	—	0.05
Foreign currency effects (1)		(0.09)		(0.20)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.95	$0.85	$2.87	$2.74
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.
(2) Items included in the Provision for Income Taxes reflects a tax expense related to a legal entity reorganization.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net Cash Provided by Operations	$129,695	$83,792	$306,349	$259,373
Capital Expenditures	(78,869)	(79,650)	(226,131)	(216,689)
Proceeds from Government Grants	4,264	—	17,058	—
Free Cash Flow	$55,090	$4,142	$97,276	$42,684

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending December 31,
	Expected 2022	2021

Income before Income Taxes		$80,239

Adjustments:
Restructuring initiatives		4,469
Net unrealized investment loss		3,468
Transaction costs related to acquisitions		(416)
Foreign currency effects (1)		(7,655)
Adjusted Earnings before Income Taxes		$80,105

Provision for Income Taxes		$22,708

Adjustments:
Restructuring initiatives		1,399
Net unrealized investment loss		798
Transaction costs related to acquisitions		(104)
Foreign currency effects (1)		(2,166)
Adjusted Provision for Income Taxes		$22,635

Net Income Attributable to Noncontrolling Interests		$78

Net Income Attributable to AptarGroup, Inc.		$57,609

Adjustments:
Restructuring initiatives		3,070
Net unrealized investment loss		2,670
Transaction costs related to acquisitions		(312)
Foreign currency effects (1)		(5,489)
Adjusted Net Income Attributable to AptarGroup, Inc.		$57,548

Average Number of Diluted Shares Outstanding		67,431

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.85

Adjustments:
Restructuring initiatives		0.05
Net unrealized investment loss		0.04
Transaction costs related to acquisitions		(0.01)
Foreign currency effects (1)		(0.08)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.73 - $0.83	$0.85
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 0.98 and the spot rates as of September 30, 2022 for all other applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the fourth quarter of 2022, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 28% to 30%. This tax rate range compares to our fourth quarter of 2021 effective tax rate of 28% on reported and adjusted earnings per share.